 Exhibit 5.1

FREDRIKSON & BYRON, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota  55402

 Telephone:  (612) 492-7000

Facsimile:  (612) 492-7077

July 25, 2014

July 25, 2014

Sajan, Inc.

625 Whitetail Blvd.

River Falls, Wisconsin 54022

Re:	Registration Statement on Form S-1 (File No. 333-195819)

Ladies and Gentlemen:

We have acted as counsel to Sajan, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company with United States Securities and Exchange Commission (the “Commission”) on July 25, 2014 (File No. 333-195819) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), including the prospectus included therein (the “Prospectus”). The Registration Statement relates to the registration of up to 3,833,334 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), all of which are being offered by the Company, and which include up to 500,000 shares subject to an over-allotment option granted by the Company to the underwriter for the offering.

The Shares are to be issued pursuant to the Underwriting Agreement to be entered into between the Company and Dougherty & Company LLC, a form of which is attached as an exhibit to the Registration Statement (the “Underwriting Agreement”).

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon a certificate of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued against payment therefor in accordance with the Prospectus and the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement and Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Fredrikson & Byron, P.A.
Fredrikson & Byron, P.A.s